DISTRIBUTION AND SERVICE AGREEMENT

THIS DISTRIBUTION AND SERVICE AGREEMENT (this “Agreement”) is made as of August 8, 2016 by and between Guardian Variable Products Trust, a Delaware statutory trust (the “Trust”), on behalf of its series as set forth on Schedule A as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and Park Avenue Securities LLC, a Delaware limited liability company (“Park Avenue” or the “Distributor”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to establish and designate separate and distinct series, and issue shares of each series or class (or separate classes) thereof, each series having its own investment objective or objectives, policies, and limitations; and

WHEREAS, the Board of Trustees of the Trust (the “Board”) may from time to time terminate such series or establish and designate additional series; and

WHEREAS, the Trust is authorized to issue and sell shares of the Funds to separate accounts of life insurance companies (“Insurers”) to serve as investment vehicles for variable annuities and/or variable life insurance contracts issued by such Insurers (“Variable Contracts”) and may issue and sell shares of the Funds to such other persons who may purchase such shares under Treasury Regulation §1.817-5, which may include, among others, qualified pension and retirement plans (“Qualified Plans”); and

WHEREAS, the Trust has approved a Distribution and Service Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the shares of each Fund (the “Plan”); and

WHEREAS, the Trust desires to retain the Distributor to furnish or otherwise procure certain distribution and shareholder services as set forth in the Plan with respect to shares of each Fund, and the Distributor is willing to furnish or otherwise procure such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the Trust and the Distributor hereby agree as follows:

1.	Appointment.

(a)	The Trust hereby appoints the Distributor as agent to sell and to arrange for the sale of shares of the Funds to separate accounts of Insurers, and, at the Distributor’s discretion, to Qualified Plans and to such other persons as may be permitted by law, and the Distributor hereby accepts such appointment and agrees to act hereunder. All sales by the Distributor shall be expressly subject to acceptance and confirmation by the Trust, acting on behalf of shares of the Funds. For the avoidance of doubt, the Trust reserves the right at any time or times to refuse to sell shares of any Fund or of all of the Funds for any reason deemed adequate by the Trust.

(b)	The Distributor may hold itself out as available to receive orders for the purchase or redemption of the Funds’ shares, and will accept or reject any such orders it receives to purchase Fund shares in accordance with the provisions of the the then-current Prospectus and/or Statement of Additional Information (“SAI”) of the pertinent Fund, and will transmit such orders to the Trust or its transfer agent promptly for processing.

(c)	The Distributor shall not be obligated to sell any certain number of Fund shares or to offer shares to any particular person. Except as provided herein, no commission or other fee will be paid to the Distributor in connection with the sale of Fund shares.

2.	Sale of Shares.

(a)	The Distributor agrees that (i) all shares sold by the Distributor shall be sold at the net asset value (“NAV”) thereof as described in Section 3 hereof, and (ii) the Fund shall receive 100% of such NAV.

(b)	The shares may be sold in accordance with the following: fund participation, or other agreements between the Trust, the Distributor, and the Insurers; agreements between the Trust or the Distributor and Qualified Plans or the trustees of such plans; agreements with other financial intermediaries (each of these agreements referred to herein as a “fund participation agreement”). The shares may also be offered directly to persons eligible to purchase the shares, respectively.

(c)	The Distributor may enter into dealer agreements with any registered and qualified dealers as it may select with respect to sales of the shares or the provision of service activities.

3.	NAV Determination.

The Trust agrees to supply to the Distributor, promptly after the time or times at which NAV is determined, on each day on which NAV is determined as provided in the then-current Prospectus and/or SAI of the pertinent Fund (each such day a “business day”), the NAV of each Fund

4.	Delivery of Shares.

Upon receipt by the Trust at its principal place of business of an order from the Distributor, the Trust shall, if it elects to accept such order, as promptly as practicable, cause the shares purchased by such order to be delivered in such amounts and in such names as the Distributor shall specify or as agreed upon in a fund participation agreement, against payment therefor in such manner as may be acceptable to the Trust or as agreed upon in a fund participation agreement.

5.	Suspension of Sale of Shares.

The Trust, at the discretion of the Board, shall have the right to suspend the sale of shares of any Fund at any time in response to conditions in the securities markets or otherwise, and to suspend the redemption of shares of any Fund at any time as permitted by the 1940 Act, the rules promulgated thereunder, or the Securities and Exchange Commission (the “SEC”) or its staff.

6.	Additional Obligations of the Trust and Distributor.

(a)	The Distributor is authorized to use sales literature and advertisements in connection with sales of shares of any Fund or Funds. The Trust authorizes the Distributor, in connection with the sale or arranging for the sale of shares of any Fund, to provide only such information and to make only such statements or representations in such sales literature and advertisements as are contained in the Fund’s then-current Prospectus and/or SAI or in such financial and other statements furnished to the Distributor or as may properly be included in sales literature or advertisements in accordance with the provisions of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act and applicable rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither the Trust nor any Fund shall be responsible in any way for any information provided or statements or representations made by the Distributor or its representatives or agents other than the information, statements and representations contained in the Fund’s then-current Prospectus and/or SAI or in financial and other statements furnished to the Distributor.

(b)	The Trust shall cooperate fully in the efforts of the Distributor to negotiate and sell shares of the Funds and in the Distributor’s performance of its duties under this Agreement.

(c)	The Trust shall maintain a currently effective Registration Statement on Form N-1A with respect to the Funds and shall file with the SEC such reports and other documents as may be required under the 1933 Act and the 1940 Act, or the rules and regulations of the SEC thereunder.

(d)	The Trust shall use its best efforts to comply with requirements of securities laws in such states as the Distributor and the Trust may approve.

7.	Redemption Orders.

The Distributor, as agent of the Trust, is authorized, subject to the direction of the Trust, to accept orders to redeem outstanding shares of such Fund when properly tendered by shareholders pursuant to the redemption right granted to them by the Declaration of Trust of the Trust, as from time to time in effect, at a redemption price as described in the then-current Prospectus and/or SAI for the shares of that Fund, or as agreed upon in a fund participation agreement. For purposes of this section of this Agreement, the term “shareholders” shall be considered to mean record owners of the shares of the Funds.

8.	Expenses.

The Distributor shall bear the cost of: (i) printing and distributing reports, Prospectuses and SAIs for other than existing shareholders used in connection with its efforts to sell or offer the Funds’ shares and (ii) preparing, printing and distributing all advertising and sales literature relating to the Funds printed at the instruction of the Distributor. The Distributor shall pay all its own costs and expenses connected with the sale of the Funds’ shares and may pay the compensation and expenses, including overhead and telephone and other communication expenses, of organizations and employees that engage in or support the distribution of shares and/or in support of rendering services to persons with interest in the shares. Such services may also include services to Insurers, their affiliates, or current and prospective owners of Variable Contracts. For purposes of this section of this Agreement, the term “shareholders” shall be considered to include owners of the Variable Contracts and other beneficial owners of the shares of the Funds.

9.	Third-Party Agreements.

The Distributor may enter into agreements, in form and substance satisfactory to the Trust, with third parties to provide for some or all of its activities and responsibilities under this Agreement. The Distributor may pay compensation and expenses, including overhead and telephone and other communication expenses, to organizations and employees who provide such services, including other broker-dealers, Insurers and their affiliates. Distributor also may direct payments to be made for such services to such parties directly by the Trust, in accordance with the Plan.

10.	Compensation.

The Distributor shall serve the Trust and render the services under this Agreement without compensation, except that the Distributor may receive payments relating to the shares of each Fund under the Plan, as such Plan may be amended from time to time. In addition to the expenditures specifically authorized herein, the Distributor may spend with respect to the shares such amounts as it deems appropriate for any purpose consistent with the Plan, as amended from time to time. Payments relating to the shares of each Fund under the Plan may also be paid to other broker-dealers, Insurers or other intermediaries, including by the Trust pursuant to the Plan, at the direction of the Distributor.

11.	Reports on Distribution Expenditures.

The Distributor shall prepare and provide to the Trustees and the Trustees shall review, at least quarterly, reports showing expenditures under this Agreement that are rendered under the Plan, and the purposes for which such expenditures were made. Such reports shall be in a format suitable to ensure compliance with the applicable requirements of the SEC and FINRA.

12.	Standard of Care and Limitation of Liability.

The Distributor shall fully and faithfully discharge all its obligations, duties and responsibilities pursuant to this Agreement, (i) solely in the best interests of the Funds and their shareholders, and (ii) in good faith and with the due care, skill, prudence, and diligence under the circumstances then prevailing that a similar, prudent service provider acting in a like capacity would use in the conduct of an enterprise of a like character and with like aims. The Distributor shall not be liable to the Trust, the Funds or to any of their respective affiliates or to any shareholder for any error of judgment or for any loss suffered by the Funds in connection with the performance of this Agreement, except for a loss resulting from the Distributor’s willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its obligations and duties hereunder.

13.	Interpretation of Law.

The Trust represents that it is registered as an open-end management investment company under the 1940 Act. The Trust and the Distributor each agree to comply in all material respects with the 1940 Act, the 1933 Act and, subject to the provisions of Section 6(d) hereof, applicable state “Blue Sky” laws, including but not limited to the broker-dealer registration requirements. The Distributor agrees to comply in all material respects with the Securities Exchange Act of 1934, as amended, including but not limited to the broker-dealer registration requirements.

14.	Duration and Termination.

(a)	With respect to each Fund identified on Schedule A hereto as in effect on the date of this Agreement, unless earlier terminated with respect to any Fund, this Agreement shall continue in full force and effect until April 30, 2018. With respect to any Fund that is added to Schedule A hereto after the date of this Agreement, this Agreement shall become effective on the later of (i) the date Schedule A is amended to reflect the addition of such Fund under this Agreement or (ii) the date upon which the shares of the Fund are first sold (hereinafter, the “Commencement Date”), subject to the condition that the Board, including a majority of the Trustees who are not “interested persons” of the Trust (as such term is defined under the 1940 Act) (“Independent Trustees”), and the shareholders of such Fund, shall have approved this Agreement. Unless terminated earlier as provided herein with respect to any such Fund, this Agreement shall continue in full force and effect until the first anniversary of April 30, 2018 that follows the first anniversary of the Commencement Date, but no later than two years from the Commencement Date with respect to that Fund. Thereafter, unless earlier terminated with respect to a Fund, this Agreement shall continue in full force and effect with respect to each such Fund for successive periods of one year until each subsequent annual anniversary of April 30, 2018, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board, provided that such continuance is also approved by the vote of a majority of the Trustees who are not parties to this Agreement or who are Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, or (ii) the “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act).

(b)	This Agreement shall automatically terminate upon its “assignment” (as defined in the 1940 Act and interpreted thereunder). In addition, this Agreement may be terminated with respect to the Trust, a Fund, or a class thereof by a vote of a majority of the Board, including those Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust or the Distributor, or with respect to the Trust, a Fund, or class thereof, by a vote of the majority of the outstanding voting securities of the Trust, Fund, or class thereof, as the case may be, or by the Distributor, in each case, without penalty, and upon sixty (60) days’ notice. For the avoidance of doubt, if this Agreement is terminated with respect to one or more Funds or classes thereof, it may continue in effect with respect to any Fund or any share class thereof as to which it has not been terminated.

(c)	Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or by rules, regulations, orders, or interpretations of the SEC. Specifically, the terms “interested persons,” “assignment” and “vote of a majority of the outstanding voting securities,” as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act.

(d)	This Agreement shall be governed and construed in accordance with the laws of the State of New York.

15.	Non-Exclusivity.

The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

16.	Notice.

Unless otherwise provided in this Agreement or agreed to by the parties, all notices and other communications hereunder shall be in writing. Notices and other writings delivered or mailed postage prepaid to the Distributor at 7 Hanover Square, New York, NY 10004, Attention: Equity Counsel, and the Trust at 7 Hanover Square, New York, NY 10004, Attention: Senior Vice President and Chief Legal Officer or to such other address as the Distributor or Trust may hereafter specify by written notice to the most recent address specified by the Trust or Distributor, as applicable.

17.	Use of Name.

The Trust acknowledges and agrees that the names “Guardian,” “Park Avenue Securities,” and abbreviations or logos associated with those names, are the valuable property of the Distributor or its affiliates; and that during the term of this Agreement, the Trust is authorized to publish and distribute any information, including but not limited to registration statements, advertising or promotional material that includes such names, abbreviations and logos.

18.	Captions.

The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

19.	Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

20.	Privacy Law.

The Distributor will comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute this Agreement as of the day and year first written above.

Park Avenue Securities LLC

By:	/s/ John H. Walter
Name:	John H. Walter
Title:	Vice President, Financial Officer, Wholesale Division

Guardian Variable Products Trust

By:	/s/ John H. Walter
Name:	John H. Walter
Title:	Senior Vice President and Treasurer

Schedule A

to the

Distribution Agreement between

Park Avenue Securities LLC and

Guardian Variable Products Trust

Dated August 8, 2016

Funds
Guardian Large Cap Disciplined Growth VIP Fund

Guardian Large Cap Fundamental Growth VIP Fund

Guardian Integrated Research VIP Fund

Guardian Diversified Research VIP Fund

Guardian Large Cap Disciplined Value VIP Fund

Guardian Growth & Income VIP Fund

Guardian Mid Cap Relative Value VIP Fund

Guardian Mid Cap Traditional Growth VIP Fund

Guardian International Value VIP Fund

Guardian International Growth VIP Fund

Guardian Core Plus Fixed Income VIP Fund